                                                    This filing is made pursuant
                                                    to Rule 424(b)(3) under
                                                    the Securities Act of
                                                    1933 in connection with
                                                    Registration No. 333-46511


PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED FEBRUARY 20, 1998

     This Prospectus Supplement No. 1 amends and restates the Registering Stockholders table on page 48 of the Prospectus dated February 20, 1998. Except as set forth herein, the contents of the Prospectus remain as set forth therein.

                            REGISTERING STOCKHOLDER

     All shares indicated below have been registered pursuant to certain registration rights granted by the Company. An aggregate of 212,717 shares of Common Stock remain to be offered by the Registering Stockholder from time-to-time. The following table sets forth, as of the date of this Prospectus Supplement No. 1, the name of the Registering Stockholder, and the number of shares of Common Stock which may be offered for sale and the number of shares to be owned beneficially after the Registered Offering (assumes all shares available for offer will be sold). Applicable percentage ownership is based on 35,884,679 shares of Common Stock outstanding.

                                             BENEFICIAL OWNERSHIP                      BENEFICIAL OWNERSHIP
                                                 PRIOR TO THE                               AFTER THE
                                             REGISTERED OFFERING                       REGISTERED OFFERING
                                             --------------------   NUMBER OF SHARES   --------------------
NAME AND ADDRESS OF REGISTERING STOCKHOLDER  SHARES    PERCENTAGE   BEING REGISTERED   SHARES    PERCENTAGE
-------------------------------------------  -------   ----------   ----------------   -------   ----------
Paulin Group LLC(a).......................   212,717     *              212,717          --       --

---------------

* Less than 1%

(a) Paulin Group LLC is a limited liability company that is 65% owned by Michael
    V. Paulin, 15% owned by Rosemarie Pauline and 10% owned by each of Maya and AnneMarie Paulin. Each of the foregoing individuals disclaims beneficial ownership of any shares of Common Stock other than the shares of Common Stock indirectly owned by them through their ownership in Paulin Group LLC. Accordingly, the 212,717 shares shown are beneficially owned by Michael V. Paulin (136,351 shares), Rosemarie Paulin (32,716 shares), Maya Paulin (21,825 shares) and AnneMarie Paulin (21,825 shares), each of whom contributed such shares to Paulin Group LLC in May 1998.

            The date of this Prospectus Supplement is May 28, 1998.